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                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE                         Media Relations: Margaret McCann
                                                             212-944-8000 x229

                                              Investor Relations: Jon Freedman
                                                             212-944-8000 x247

       SOROS LED TEAM TO INVEST $10 MILLION IN ONLINE RETAILER BLUEFLY.COM

New York, NY - July 28, 1999 - Bluefly, Inc. (NASDAQ SmallCap: BFLY), a leading Internet retailer of designer fashions and home furnishings at outlet store prices (www.bluefly.com), announced today that an investor group led by affiliates of Soros Private Equity Partners LLC has agreed to invest $10 million in Bluefly.com, in a transaction that will provide capital to accelerate the company's marketing and advertising efforts and aggressively build inventory in time for the Christmas shopping season. The investor group also includes Pilot Capital Corporation, a firm specializing in private equity investments in technology companies. Pilot was founded in 1987 by Robert McCabe, a former partner at Lehman Brothers.

"Over the past few months, we have explored strategic investment opportunities with a number of potential partners, including portals, other e-commerce retailers and brick-and-mortar apparel retailers," said Ken Seiff, Chief Executive Officer of Bluefly.com. "Although we saw many interesting opportunities, we feel that the Soros group best understood our business, and we are delighted to welcome them into our company as significant investors. At the same time, we are open to exploring new opportunities with other strategic investors, and we expect the Soros group to play an active role in that process," added Seiff.

"We are excited to be working closely with this management team as they execute on their ambitious business plan," stated Neal Moszkowski, a partner at Soros Private Equity Partners. "We believe Bluefly has an unusual market opportunity to build a large scale e-commerce business that delivers exceptional service and value to its customers and suppliers," added Mr. Moszkowski. In connection with the transaction, Mr. Moszkowski will be joining Bluefly's Board of Directors.

Under the terms of the financing, the Soros led investor group will purchase preferred stock from the company, which is convertible into common stock at the rate of $10.50 per share. The company can force the conversion of the preferred stock at any time if the average closing price of its common stock is $31.50 or higher for thirty consecutive trading days. The investment will give the Soros led group a 19.5% voting and equity interest in Bluefly, making it the company's largest group of shareholders. The preferred stock will earn dividends at the rate of 8% per year, payable in cash or stock, at the company's option, upon conversion.

Bluefly is a NASDAQ SmallCap public company. Headquartered in New York City, in the heart of the fashion district, Bluefly aims to be the most enjoyable way to shop for designer and name brand apparel and home accessories at savings of 25 to 75 percent off of retail prices. Its innovative MyCatalog feature is designed to eliminate the "hit-or-miss" aspect of off-price shopping by allowing shoppers to see only those products that are available for sale and match their interests. The online merchant has established strategic alliances with seven of the twelve most visited Web Sites and portals including AOL, Excite, Go Network,

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Lycos, MSN, Netcenter, Tripod and Yahoo!. According to Media Metrix research,
Bluefly is the most visited outlet store for apparel and home accessories on the Internet.

Soros Private Equity Partners LLC ("SPEP") is an affiliate of Soros Fund Management LLC. SPEP is responsible for making direct private equity investments on behalf of Quantum Industrial Partners LDC, the principal operating subsidiary of Quantum Industrial Partners Ltd., a $2.6 billion investment fund, and certain other affiliates of the Quantum Group of Funds. The Quantum Group of Funds is not generally available to U.S. investors.

This press release may include statements that constitute "forward-looking" statements, usually containing the words "believe", "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-A, 8-K, 10-QSB, and 10-KSB. These risks and uncertainties include, but are not limited to, the following: the competitive nature of the business and the potential for competitors with greater resources to enter such business; risk of litigation for sale of unauthentic or damaged goods and litigation risks related to sales in foreign countries; consumer acceptance of the Internet as a medium for purchasing apparel; the Company's limited working capital and need for additional financing; recent losses and anticipated future losses; the startup nature of the Internet business; the capital intensive nature of such business (taking into account the need for advertising to promote such business); risk of litigation for sale of unauthentic or damaged goods; the dependence on third parties and certain relationships for certain services; the successful hiring and retaining of personnel; the dependence on continued growth of online commerce; rapid technological change; year 2000 issues; online commerce security risks; governmental regulation and legal uncertainties; management of potential growth; and unexpected changes in fashion trends.

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